March 20, 2009

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Re:

IdeaEdge, Inc.

EIN: 20-8982181

Commissioners:

We were previously the principal accountants for Socialwise, Inc., formerly known as IdeaEdge, Inc., a California corporation, which was acquired by IdeaEdge, Inc., a Colorado corporation (the “Company”) on October 16, 2007.  We reported on the financial statements of IdeaEdge, Inc. as of June 30, 2007 and for the period April 3, 2007 (Inception) to June 30, 2007.  We have not provided any audit services to IdeaEdge, Inc. since the audit of the June 30, 2007 financial statements.  On November 13, 2007, we were dismissed as the principal accountants of Socialwise, Inc.

We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated November 13, 2007.  We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K/A.  We have no basis on which to agree or disagree with other statements made in the Form 8-K/A.

Very truly yours,

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri